Exhibit 5.1

March 9, 2020

First Horizon National Corporation,

165 Madison Avenue,

Memphis, Tennessee 38103.

Ladies and Gentlemen:

I am an Executive Vice President and the General Counsel of First Horizon National Corporation, a Tennessee corporation (the “Company”). In connection with the registration statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of (1) 259,344,549 shares of common stock, par value $0.625 per share (the “Common Stock”), of the Company, (2) 8,000 shares of series B preferred stock, no par value (the “Series B Preferred Stock”), of the Company, (3) 5,750 shares of series C preferred stock, no par value (the “Series C Preferred Stock”), of the Company, (4) 10,000 shares of series D preferred stock, no par value (the “Series D Preferred Stock” and collectively with the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”), of the Company, (5) 3,200,000 depositary shares, each representing a 1/400th interest in a share of Series B Preferred Stock, (6) 2,300,000 depositary shares, each representing a 1/400th interest in a share of Series C Preferred Stock, and (7) 4,000,000 depositary shares, each representing a 1/400th interest in a share of Series D Preferred Stock, in each case, to be issued pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 3, 2019, by and between the Company and of IBERIABANK Corporation, a Louisiana corporation (“IBKC”), I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that:

1)	When the Registration Statement has become effective under the Act, the Articles of Amendment to the Restated Charter of the Company substantially in the form attached as Annex F to the joint proxy statement/prospectus contained in the Registration Statement have been duly filed with the Tennessee Secretary of State and has become effective under the Tennessee Business Corporation Act and the Common Stock has been duly issued and delivered as provided in the Merger Agreement, as contemplated by the

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Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

2)	When the Registration Statement has become effective under the Act, the Articles of Amendment to the Restated Charter of the Company substantially in the form attached as Annex G to the joint proxy statement/prospectus contained in the Registration Statement have been duly filed with the Tennessee Secretary of State and has become effective under the Tennessee Business Corporation Act and the Preferred Stock has been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Common Stock or the Preferred Stock.

The foregoing opinion is limited to the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me (or counsel acting under my supervision) are genuine, assumptions which I have not independently verified.

This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Legal Matters” in the joint proxy statement/prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Charles T. Tuggle, Jr.